EXHIBIT 10.7

Amendment No. 1
Pfizer Consolidated Supplemental Pension Plan for United States and Puerto Rico Employees
(Amended and Restated December 31, 2016)

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A new Appendix I is added to the end of “Part B: Provisions Applicable To The Pfizer Sub-Plan” of the Pfizer Consolidated Supplemental Pension Plan for United States and Puerto Rico Employees to read as follows:

APPENDIX I

SUPPLEMENTAL PRAP VOLUNTARY EARLY RETIREMENT PLAN

ARTICLE I

Purpose

SECTION 1.1

This Appendix I contains the Supplemental PRAP Voluntary Early Retirement Plan (the "VERP/SSP SERP"), a Subplan to the Plan, which is being adopted in order to provide a pension enhancement to certain members of the Retirement Plan who are U.S. employees of Pfizer Inc., and who elect to be included in the Voluntary Early Retirement Program (the “VERP”), or who are involuntarily terminated in connection with the new Organizing for Growth (“OFG”) operating model and receive the Special Separation Program (“SSP”) enhanced benefits under either the Pfizer Separation Plan, the Senior Leadership Council Separation Plan or the Executive Severance Plan (the “OFG U.S. Program”).

ARTICLE II

Definitions

SECTION 2.1.

Whenever used herein, unless the context otherwise indicates, the following terms shall have the respective meanings as set forth below or as defined in Part A of the Plan:

Administrative Committee: the Administrative Committee of the Company.

Calculation Date: the first day of the month coincident with or next following the later of (1) the date the Participant attains age 55 (or the date the Participant would have attained Rule of 90 if he or she had remained employed, if earlier) or (2) the date of the Participant’s Separation from Service.
Coordinating Office or Separation Coordinating Office: the staff designated by the Plan Administrator to handle claims for benefits under the VERP and the OFG U.S. Program.

Election Period: the period of time in which an eligible Employee may elect to participate in the VERP.

Employee: any person who is a regular full-time or part-time employee of Pfizer Inc. or one of its affiliates in one of the 50 states or the District of Columbia, or an employee paid from the United States under the Pfizer International Assignment Policy, and in each case such employee is on U.S. payroll and participating in U.S. benefits. Employees working for a Pfizer legal entity based in Puerto Rico are excluded from participating in the VERP/SSP SERP.

OFG U.S. Program: the enhanced involuntary severance program established in connection the new OFG operating model which consists of enhanced benefits under this VERP/SSP SERP, the Retirement Plan, the Pfizer Inc. Retiree Medical Plan, the Pfizer Inc. Health and Insurance Plan, the Pfizer Savings Plan, the Pfizer Supplemental Savings Plan, and with respect to a Participant’s annual equity awards, and severance benefits under either the Pfizer Separation Plan, the Senior Leadership Council Separation Plan or the Executive Severance Plan.

Participant: a person who is eligible for participation in the VERP/SSP SERP under the provisions of Appendix I; Article III.

Payment Date: the date described in Appendix I; Section 4.2 below.

PRAP: the Pfizer Retirement Annuity Plan which is contained in Part B of the Retirement Plan.

Separation Date or Separation from Service or Separate(s) from Service: a Participant’s date of termination which shall constitute a "separation from service" within the meaning of Code section 409A. With respect to an OFG Participant separated under the VERP, the Separation Date shall be the OFG Participant’s date of termination, which shall be December 31, 2018 unless otherwise deferred by the Company. With respect to an OFG Participant separated under the SSP, the Separation Date shall be the OFG Participant’s date of termination.

Supplemental VERP/SSP Plan Benefit: the amount of the benefit that a Participant is eligible to receive under this VERP/SSP SERP as described in Appendix I; Article IV.

VERP: the Voluntary Early Retirement Program established in connection the new OFG operating model which consists of enhanced benefits offered under this VERP/SSP SERP, the Retirement Plan, the Pfizer Inc. Retiree Medical Plan, the Pfizer Inc. Health and Insurance Plan, the Pfizer Savings Plan, the Pfizer Supplemental Savings Plan, and with respect to a Participant’s annual equity awards.

VERP/SSP SERP: this Subplan contained in this Appendix I to the Plan established in order to implement the enhanced pension benefits offered under the VERP and OFG U.S. Program.

VERP/SSP SERP Benefit Commencement Date or VERP BCD: the first day of the month coincident with or next following the date as of which the Participant would first be eligible to retire after reaching either (a) attainment of age 55 and completion of 10 years of retirement eligibility service or (b) Rule of 90, as described in Part B of the Retirement Plan. If the addition of 5 points enables the Participant to reach both (a) age 55 with 10 years of service and (b) Rule of 90, the Participant’s VERP/SSP SERP Benefit Commencement Date shall be the date that corresponds to the more valuable benefit.

ARTICLE III

Eligibility for Plan Benefit

SECTION 3.1.    An Employee shall be a Participant and eligible to receive a Supplemental VERP/SSP Plan Benefit under this VERP/SSP SERP in an amount determined in accordance with Appendix I; Article IV if he or she meets the following requirements:

(a) he is an active Employee (including an Employee on short-term disability or a paid or unpaid leave of absence) who is a regular full-time or part-time employee of Pfizer Inc. or one of its affiliates in one of the 50 states or the District of Columbia, or an employee paid from the United States under the Pfizer International Assignment Policy, and in each case such employee is on U.S. payroll and participating in U.S. benefits;

(b) he elects to be voluntarily terminated under the VERP during the Election Period, and he is eligible for, signs a release and does not revoke it, and receives benefits under the VERP or his employment is involuntarily terminated under the OFG U.S. Program and he signs a release and does not revoke it, and receives benefits under the OFG U.S. Program;

    (c) he has a Retirement Benefit under Part B of the Retirement Plan and the addition of five (5) points as of December 31, 2018 for a VERP Participant (including a VERP Participant who is re-classified as SSP subsequent to his termination of employment), or as of his Separation Date in the case of a Participant who is terminated under the SSP, to his age, service, or any combination thereof would enable him to qualify for subsidized early retirement because he would reach either (i) age 55 and completion of 10 years of retirement eligibility service or (ii) Rule of 90, as described in Part B of the Retirement Plan. Employees who have already reached either: (i) age 55 and completion of 10 years of retirement eligibility service; or (ii) Rule of 90, as described in Part B of the Retirement Plan as of their Separation Date, cannot benefit from the five (5) points;

(d) he has more than or equal to $235,000 in pensionable earnings under Part B of the Retirement Plan in 2017 or has an accrued benefit under Part B of the Plan; and

(e) he is not an Excluded Employee. For this purpose, an Employee is an Excluded Employee if any of the following applies:

•	The Employee’s terms and conditions of employment are subject to collective bargaining.

•	The Employee is or has been a Named Executive Officer in the Company’s Annual Proxy Statement.

•	The Employee is currently working for a Pfizer legal entity based in Puerto Rico.

•	The Employee is receiving benefits from a Company-sponsored long-term disability plan.

•	The Employee is on secondment in the United States.

•	The Employee is not paid through the U.S. payroll and/or is not eligible for U.S. benefits.

•	The Employee has been deemed ineligible through the Claims and Appeals Procedure.

SECTION 3.2.    For the purposes of Appendix I; Section 3.1, with respect to a Participant who dies while in active service on or after his election to participate in VERP but before executing the release agreement, ~~t~~he spouse or the estate may sign the release agreement on his or her behalf, if applicable.

ARTICLE IV

Supplemental VERP/SSP Plan Benefits

SECTION 4.1    If a Participant is eligible as determined in Appendix I; Article III, the Company shall make a lump sum cash payment to the Participant in an amount equal to the difference between (i) and (ii) below, discounted or increased if applicable from the Participant’s VERP/SSP SERP Benefit Commencement Date (“VERP BCD”) to the Participant’s Payment Date, using a discount rate equal to the first segment rate in Code Section 417(e)(3)(C), published in the third month prior to the Calculation Date, where:

(i) is the present value of the Participant’s accrued benefit under the PRAP portion of the Retirement Plan and the Plan, determined as of the VERP BCD, reflecting (a) the early retirement reduction factor that would apply if five (5) points were added to the Participant’s age, service, or a combination thereof as of December 31, 2018 (or as of his Separation Date in the case of a Participant whose employment is terminated under the OFG U.S. Program), and (b) without reference to the limitations of Code Sections 415 and 401(a)(17);

(ii) is the present value of the Participant’s accrued benefit under the PRAP portion of the Retirement Plan and the Plan, determined as of the VERP BCD, without reflecting the 5-point enhancement described in (i) and without reference to the limitations in Code Sections 415 and 401(a)(17);

For purposes of (ii) above, in the event the Participant’s VERP BCD is prior to his attainment of age 55, the early retirement reduction applied to years below age 55 shall be the actuarial equivalent of the benefit at age 55, where actuarial equivalence is determined using an interest discount rate of 5% and mortality in accordance with Code Section 417(e).

The present values shall be calculated using the PRAP portion of the Retirement Plan’s actuarial assumptions for payment of lump sums as published in the third month prior to the Calculation Date. The five (5) point enhancement applies solely for the purpose of determining the reduction for early retirement, if any, with respect to the PRAP portion of the benefit; it does not count for any purpose with respect to benefit formulas, the computation of the Normal Retirement Benefit, or the computation of the lump sum factors.

In the event the Participant has chosen a single life annuity as his payment election, the amount determined in Section 4.1 shall be converted to a life annuity using an immediate annuity factor determined as of the Participant’s Payment Date, determined using the Code Section 417(e)(3)(C) interest rate published in the third month prior to the Calculation Date and mortality table under Code Section 417(e) in effect as of the Participant’s Payment Date.

SECTION 4.2.    Such lump sum payment shall be made as soon as practicable in the January coincident with or following the later of (1) such Participant’s Separation from Service, or (2) the Participant’s attainment of age 55 (or the date the Participant would have attained Rule of 90 if he or she had remained employed, if earlier), unless the Participant has an Accrued Benefit under Part B of the Plan in which case the Supplemental VERP/SSP Plan Benefit will be paid in accordance with the payment elections under Part B of the Plan. Notwithstanding the foregoing, payments may not be made to a Key Employee upon Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (within the meaning of Code section 409A). In the event that payment is delayed pursuant to the preceding sentence, payment shall be made (i) on the first day of the seventh month following the Key Employee’s Separation from Service (within the meaning of Code section 409A), or, (ii) if earlier, the first day of the month after such Participant’s death during this period of delay. The above shall define the Participant’s Payment Date regardless of whether due to administrative delays, the actual payment is made after the Payment Date.
SECTION 4.3    If a Participant dies after becoming eligible to receive a Supplemental VERP/SSP Plan Benefit and prior to the Participant’s Payment Date, the following benefits are payable from the Plan in the form of a rollover to the Pfizer Supplemental Savings Plan in accordance with the provisions in Part B, Section 5.4 of the Plan, as if the Participant had died during active employment:

(i) If the Participant is married at the time of death, and the Participant’s spouse waives the QPSA, the lump sum death benefit equal to the benefit determined in accordance with Appendix I; Section 4.1 of the VERP/SSP SERP shall be transferred to the PSSP account.

(II) If the Participant is married at the time of death and the spouse does not waive the QPSA, no benefit is payable from the VERP/SSP SERP. However, pre-retirement death benefits may be payable from the Retirement Plan and the Plan.

(iii) If the Participant is not married at the time of death, the lump sum death benefit equal to the benefit determined in accordance with Appendix I; Section 4.1 of the VERP/SSP SERP shall be transferred to the Participant’s Pfizer Supplemental Savings Plan account.

(iv) The lump sum death benefit shall be payable as of the January 1 coincident with or next following the Participant’s death.

SECTION 4.4    If a Participant is rehired prior to the Participant’s Payment Date, the Participant shall be entitled to the VERP/SSP SERP Plan Benefit determined in accordance with Appendix I; Section 4.1, payable as of the Participant’s Payment Date, as if the Participant had not been rehired. The five (5) point enhancement may not be used towards any other milestone.

SECTION 4.5    The benefits payable under the VERP/SSP SERP are determined solely with respect to the PRAP formula and early retirement provisions in Part B of the Retirement Plan and the corresponding section in the Plan. Nothing in the VERP/SSP SERP shall be construed as changing retirement benefits corresponding to any legacy retirement plan benefit, other than PRAP benefits.

ARTICLE V

Administration and Claims and Appeals Procedure

SECTION 5.1.    The Committee has delegated the ministerial authority to administer claims for benefits under the Plan to the Company’s Separation Coordinating Office or its successor. The Separation Coordinating Office is responsible for determining who is eligible to become a Participant and for determining initial claims for benefits under the VERP/SSP SERP.

SECTION 5.2.    The Committee has delegated authority to administer the appeal of denied claims under the VERP/SSP SERP to the Administrative Committee.

SECTION 5.3.    Any request by a Participant or any other person for any benefit alleged to be due under the Plan shall be known as a “Claim” and the Participant or other person making a Claim, or the authorized representative of either, shall be known as a “Claimant.” To make a Claim, the Claimant must submit the Claim in writing to the Separation Coordinating Office. The Claim must include a description of the benefit that the Claimant believes is due, the reason(s) the Claimant believes such benefit is due and any information and documentation that the Claimant believes supports his Claim and that he wishes to have the Separation Coordinating Office consider.

SECTION 5.4.    The Coordinating Office will process the Claim within 90 days of receipt of the Claim unless special circumstances require an extension of time for determining the Claim. In such event, written notice of an extension of time to consider the Claim and the reasons for it, will be sent to the Claimant before the end of the initial 90-day period. The extension will not exceed a period of 90 days from the end of the initial 90-day period. If the Coordinating Office has not determined the Claimant’s eligibility for a Plan benefit within this 90-day period (180-day period if circumstances require an extension of time) the Claimant may deem the Claim denied.

SECTION 5.5.    In the event a Claim is denied, in whole or in part, the notice of denial will set forth: (i) the specific reason(s) for the denial; (ii) specific reference to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and (iv) an explanation that, if an adverse determination is made on review, the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

SECTION 5.6.    Within 60 days of receipt of notice of a Claim that has been denied in whole or in part, or from the date that a Claim is deemed denied, the Claimant may (i) submit an appeal, which is a written request for review by the Administrative Committee that includes all information and documents that the Claimant wishes to have the Administrative Committee consider; and (ii) review documents pertinent to the Claim. The Claimant shall be provided upon request and free of charge, reasonable access to all documents and records and other information relevant to the Claim. If the Claimant does not request an appeal of the denied claim within the 60-day period, the Claimant shall be barred and estopped from challenging the denial.

SECTION 5.7.    The Administrative Committee will review a denied Claim for which an appeal has been submitted and render a decision no later than 60 days after receipt of the appeal, provided, however, that if special circumstances require an extension of time for determining the appeal, a decision shall be rendered no later than 120 days after receipt of the appeal. Written notice of any such extension and the reasons for it, shall be furnished to the Claimant before the end of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial 60-day period. If the Administrative Committee has not rendered a decision within this 60-day period (120-day period if circumstances require an extension of time) the Claimant may deem the appeal denied.

SECTION 5.8.    In the event an appeal is denied, in whole or in part, the Administrative Committee’s decision will set forth: (i) the specific reason(s) for the denial; (ii) specific reference to the pertinent VERP/SSP SERP provisions on which the denial is based; and (iii) an explanation that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

SECTION 5.9.    No legal action may be brought for benefits under this VERP/SSP SERP until the Claimant has exhausted the administrative procedure described in this Article V. No legal action may be commenced at all unless commenced no later than one year following the issuance of a final decision on the Claim, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits shall apply in any forum where the Claimant may initiate such a suit.
SECTION 5.10.    No member of the Board of Directors or of the Committee, the Administrative Committee, the Separation Coordinating Office, or its delegates shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent or employee or by any investment advisor or financial institution appointed by any such person; nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself. Each member of the Committee, Administrative Committee, and Separation Coordinating Office shall be fully indemnified and entitled to receive an advance of any related attorney fees in connection with legal proceedings related to the Plan.

ARTICLE VI

Miscellaneous

SECTION 6.1.    Each Participant shall, after his Separation Date, make himself available for such consultative and advisory services as the Company may reasonably request, taking fairly into consideration the age, health, residence, and individual circumstances of the Participant, and provided such amount of services to be provided shall not prevent the Participant’s termination from constituting a Separation from Service. If such Participant shall unreasonably refuse to render such services, the Company may require such Participant to reimburse any payments made hereunder.

SECTION 6.2.    Any benefit hereunder which is unclaimed, including outstanding checks, may, as determined by the Retirement Committee, be forfeited.

SECTION 6.3.    The adoption of this Appendix allows for the early vesting of certain benefits under the Plan and shall not be considered a modification to the Plan.

SECTION 6.4.    The Company reserves the right to delay the Separation Date of any Participant who elected to be included in the VERP for a period of up to six months (or until June 30, 2019) without the consent of the Participant. Further, provided the Participant consents, the Company may delay the Separation Date up to June 30, 2020.